UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-227095

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188451

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-154708

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-39543

Under

The Securities Act of 1933

TRECORA RESOURCES

(Exact name of registrant as specified in its charter)

Delaware	1-33926	75-1256622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190

Sugar Land, Texas, 77478

(Address of principal executive offices, including Zip Code)

Trecora Resources Stock and Incentive Plan

(f/k/a Arabian American Development Company Stock and Incentive Plan)

Arabian American Development Company Stock and Incentive Plan

Stock Option Plan of Arabian American Development Company for Key Employees

Arabian American Development Company Non-Employee Director Stock Option Plan

Stock Plan of Arabian Shield Development Company

(Full title of the plan )

Patrick D. Quarles

President and Chief Executive Officer

Trecora Resources

1650 Hwy 6 S, Suite 190

Sugar Land, TX 77478

(281) 980-5522

(Name and address of agent for service)

With copies to:

Benjamin R. Wills

Morgan, Lewis & Bockius LLP

1701 Market St.

Philadelphia, PA 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company, ” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Trecora Resources, a Delaware corporation (the “Registrant”), deregisters all shares of the Registrant’s common stock (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•

Registration Statement on Form S-8 (No. 333-227095) pertaining to the registration of 1,000,000 Shares, issuable under the Trecora Resources Stock and Incentive Plan (f/k/a Arabian American Development Company Stock and Incentive Plan).

•	Registration Statement on Form S-8 (No. 333-188451) pertaining to the registration of 1,500,000 Shares, issuable under the Arabian American Development Company Stock and Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-154708) pertaining to the registration of 500,000 Shares, issuable under the Stock Option Plan of Arabian American Development Company for Key Employees and the registration of 500,000 Shares, issuable under the Arabian American Development Company Non-Employee Director Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-39543) pertaining to the registration of 500,000 Shares, issuable under the Stock Plan of Arabian Shield Development Company.

Pursuant to the Agreement and Plan of Merger, dated as of May 11, 2022 by and among the Registrant, Balmoral Swan Parent, Inc., a Delaware corporation (“Parent”), and Balmoral Swan MergerSub, Inc., a Delaware corporation, and a wholly owned, direct subsidiary of Parent (“Merger Sub”), as amended by that certain Amendment to Agreement and Plan of Merger, dated as of May 25, 2022, by and between Registrant, Parent and Merger Sub (the “Merger Agreement”), Merger Sub merged with and into Registrant, with Registrant surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”). The Merger became effective on June 27, 2022, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of post-effective amendments any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on June 27, 2022

Date: June 27, 2022

TRECORA RESOURCES

By:	/s/ Patrick D. Quarles
Name: Patrick D. Quarles
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended